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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Alaska Communications Systems Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

600 Telephone Avenue
Anchorage, Alaska 99503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 25, 2005

July 1, 2005

To Our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. on Monday, July 25, 2005, beginning at 11:00 a.m. local time, at the Company's offices at 600 Telephone Avenue, Anchorage, Alaska 99503, fourth floor conference room. At the meeting, stockholders will be asked to consider and vote on the following proposals:

  1.
  To elect eight Directors for one-year terms expiring at the 2006 Annual Meeting.

  2.
  To transact any other business that may properly come before the annual meeting or any adjournment thereof.

        The foregoing matters are described in more detail in the accompanying Proxy Statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying 2004 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2004. Only stockholders of record at the close of business on June 20, 2005 will be entitled to vote at the annual meeting or any adjournment thereof. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the offices of Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.

        Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

        This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also providing copies of our 2004 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2004 in order to provide you with additional information about us. We encourage you to read the proxy statement and the other information carefully.

By order of the Board of Directors,
/s/ LEONARD A. STEINBERG Leonard A. Steinberg Vice President, General Counsel and Corporate Secretary

        Your vote is very important. Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

Proxy Statement

Alaska Communications Systems Group, Inc.

Table of Contents

Proxy Statement	1
Date, Time and Place of Meeting	1
Proposals to be Considered by You at the Annual Meeting	1
Information About the Proxy Statement	1
Information About Voting	1
Information About Quorum	2
Number of Votes Necessary for Proposal One to be Approved	2
Costs of Proxies	2
Information You Should Rely Upon When Casting Your Vote	2
Stockholder Proposals for the 2006 Annual Meeting	3
Proposal One: Election of Directors	3
Nominees for Directors	4
Executive Officers	6
Certain Relationships and Related Transactions	8
Section 16(a) Beneficial Ownership Reporting Compliance	9
The Board of Directors and Committees of the Board	10
Executive Committee	11
Audit Committee	11
Compensation and Personnel Committee	11
Nominating and Corporate Governance Committee	12
Communicating with the Board of Directors	12
Audit Fees	12
Report of the Audit Committee	13
Security Ownership of Certain Beneficial Owners	15
Security Ownership of Management	16
Summary of Executive Compensation	17
Option Grants in Last Fiscal Year	18
Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	18
Pension Plans	18
Compensation of Directors	19
Employment Contracts, Termination of Employment and Change in Control Arrangements	19
Compensation and Personnel Committee Interlocks and Insider Participation	22
Report of Compensation and Personnel Committee on Executive Compensation	22
Performance Graph	25
Other Matters	26
Audit Committee Charter	Appendix A
Compensation and Personnel Committee Charter	Appendix B
Nominations and Corporate Governance Committee Charter	Appendix C

Proxy Statement

Alaska Communications Systems Group, Inc.

600 Telephone Avenue
Anchorage, Alaska 99503

ANNUAL MEETING OF STOCKHOLDERS
July 25, 2005

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting

        The annual meeting will be held on Monday, July 25, 2005 beginning at 11:00 a.m. local time in the Company's fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska 99503.

Proposals to be Considered by You at the Annual Meeting

        At the annual meeting, you will be asked to vote on the following proposals:

Proposal 1:	To elect eight Directors for one-year terms expiring at the 2006 Annual Meeting.
Proposal 2:	To transact any other business that may properly come before the annual meeting or any adjournment thereof.

Information About the Proxy Statement

        The Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). This proxy statement contains summarized information required to be provided to stockholders under the Securities and Exchange Commission rules. This proxy statement is designed to assist stockholders in voting their shares. On July 1, 2005 we will begin mailing the proxy materials to all stockholders of record at the close of business on June 20, 2005.

Information About Voting

        Only stockholders of record as of the close of business on June 20, 2005 will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the meeting. At the close of business on June 20, 2005, there were 41,322,071 outstanding shares of our common stock, par value $0.01 per share.

          By Proxy:    You can vote by completing, signing and dating the enclosed proxy card and returning it by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as indicated. If you sign your cards without indicating how you wish to vote, all of your shares will be voted:

    •
    FOR all of the nominees for Director; and

    •
    at the discretion of your proxies on any other matter that may be properly brought before the annual meeting.

          In Person:    You may attend the annual meeting and vote in person.

          Revocation:    You may revoke your proxy before it is voted at the meeting by:

    •
    filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc;

    •
    submitting to Alaska Communications Systems Group, Inc. a duly executed proxy for the same shares of common stock bearing a later date than the original proxy; or

    •
    attending the annual meeting AND voting in person at the meeting.

        Attendance at the meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue, Anchorage, Alaska 99503.

        Retired superior court judge James Hanson will act as inspector of the election and Mellon Investor Services will act as tabulator of the votes for bank, broker and other stockholder of record proxies.

Information About Quorum

        Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of Directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the stockholders entitled to vote there may adjourn the annual meeting.

        Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker "non-votes" occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

Number of Votes Necessary for Proposal One to be Approved

        Proposal One: Election of Directors—The eight persons nominated for Director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of Directors except to the extent that failure to vote for an individual results in another individual receiving a larger proportion of votes.

Costs of Proxies

        In addition to mailing this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.

Information You Should Rely Upon When Casting Your Vote

        You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than the information and representations contained in or incorporated by reference in this proxy statement. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make such a solicitation.

Stockholder Proposals for the 2006 Annual Meeting

        The annual meeting of stockholders for 2006 is tentatively scheduled to be held on or about June 16, 2006. In order for stockholder proposals to be included in the proxy statement for the 2006 annual meeting, we must receive them no later than 5:00 p.m. local time on February 15, 2006. Stockholder proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and with our by-laws. Written notice of a stockholder proposal must be submitted to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. The notice must set forth:

  •
  the stockholder's name and address;

  •
  the text of the proposal to be introduced;

  •
  the number of shares of our common stock held or beneficially owned by the stockholder of record, and represented by proxy as of the date of the notice; and

  •
  a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

        In addition, any stockholder who meets the requirements of the proxy rules under the Exchange Act may nominate a candidate for Director or bring other business before the annual meeting of stockholders for 2006. For such other business to be included in the proxy materials, it must meet the additional requirements set forth in the paragraph above. Any such nomination or other business must be submitted in writing by notice delivered to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503, not later than 5:00 p.m. local time on February 15, 2006.

        For Director nominations, the stockholder's notice must list all information relating to the nominee that is required to be disclosed by the Company's by-laws and the securities laws. This includes the nominee's written consent to serve as a Director, if elected. For other business, the stockholder's notice must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. It must also describe any material interest that the stockholder or beneficial owner has in the business described in the notice. In both cases, the stockholder's notice must also set forth, both as to the stockholder giving the notice and the beneficial owner on whose behalf the nomination or proposal is made, if any:

  •
  the name and address of such stockholder and of such beneficial owner, as they appear on our books; and

  •
  the number of our shares which are owned beneficially and of record by such stockholder and such beneficial owner.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Eight Directors will be elected at the 2005 annual meeting to serve until the annual meeting of stockholders in 2006. The eight nominees for Director are Liane J. Pelletier, W. Dexter Paine, III, Byron I. Mallott, Brian D. Rogers, John M. Egan, Patrick Pichette, Gary R. Donahee, and John W. Gibson. Each of the nominees is an incumbent Director with the exception of Mr. Gibson. The table below contains certain biographical information about each of the Director nominees and the executive officers of the Company. The nominated Directors have consented to serve if elected, but should any nominee be unavailable to serve, each stockholder's proxy will vote for the substitute nominee recommended by the Board of Directors.

        Vote Required.    The eight persons nominated for Director receiving the most votes will be elected.

        The Board of Directors recommends that you vote FOR each of the persons nominated for Director in Proposal One.

Nominees for Directors

        The table below sets forth certain information about those persons who have been nominated to serve as Directors until the annual meeting of stockholders in 2006.

Director	Business Experience of Director
Liane J. Pelletier Chair, Chief Executive Officer and President Director since 2003 Age: 47	Ms. Pelletier has served as Director and as Chief Executive Officer and President since October 6, 2003 and Chair since January 1, 2004. Prior to this appointment, Ms. Pelletier served as Senior Vice President and Chief Integration Officer at Sprint Corporation from June 2003 through September 2003. In this position, she oversaw Sprint's transformation from a product-centric to a more customer-centric organization. For the three years prior to that appointment, Ms. Pelletier served as Sprint's Senior Vice President of Strategic Planning & Corporate Development. Her responsibilities during that period included driving corporate strategy, managing Sprint's broadband spectrum assets and developing and marketing integrated products. Over the course of her 17 year career at Sprint, Ms. Pelletier also served as a vice president in a wide variety of departments, including corporate strategy, customer acquisition and retention and marketing positions to both business and consumer customers. Before joining Sprint, she worked as a consultant at Touche Ross and at Temple, Barker, Sloane. Ms. Pelletier has an M.B.A. from Massachusetts Institute of Technology and a B.A. from Wellesley College. Since October 2003, Ms. Pelletier has served on the board of directors of WJ Communications, Inc. (Nasdaq—WJCI).
W. Dexter Paine, III Director since 1998 Age: 44
Mr. Paine is a co-founder of Fox Paine & Company, LLC and has been its President since its inception in 1997. From 1994 until founding Fox Paine, Mr. Paine served as a senior partner of Kohlberg & Co., and before that he was a general partner at Robertson Stephens & Company. Mr. Paine has a B.A. in economics from Williams College. Since January 2000, Mr. Paine has served as the Chairman of the board of directors of WJ Communications, Inc. (Nasdaq—WJCI) and since September 2003 he has served as a director of United National Group, Ltd. (Nasdaq—UNGL).
Byron I. Mallott Director since 2000 Age: 62
Mr. Mallott has served as the President and Chief Executive Officer of the First Alaskans Institute since January 2000. From 1995 until January 2000, Mr. Mallott served as the Executive Director of the Alaska Permanent Fund Corporation. Prior to joining the Alaska Permanent Fund Corporation, Mr. Mallott served in various capacities, including Director, Chairman and President, and Chief Executive Officer of Sealaska Corporation over a period of nearly 20 years. Mr. Mallott has also served in various political appointments and elected positions and presently serves on the board of directors of Alaska Air Group, Inc. (NYSE—ALK) and Native American Bank, N.A.
Brian D. Rogers Director since 2001 Age: 54
Mr. Rogers is the Principal Consultant and Chief Financial Officer for Information Insights, Inc., a management and public policy consulting firm; he has held that position since 1996 when Information Insights, Inc. was formed. Mr. Rogers has served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995, and served in the Alaska State House of Representatives from 1979 to 1982. Mr. Rogers also chaired the State of Alaska Long-Range Planning Commission during 1995 and 1996. Currently he is a Regent of the University of Alaska and serves as the Board Chair and a member of all committees, including the University's Finance and Audit Committee. He holds a Master's Degree in Public Administration from the Kennedy School of Government, Harvard University.

John M. Egan Director since 2003 Age: 58
Mr. Egan is the retired founder and chairman/CEO of ARRIS Group (Nasdaq—ARRS). ARRIS is a global communications technology company specializing in the design and engineering of broadband local access networks and a leading developer and supplier of optical transmission, cable telephony and Internet access for cable systems operators. Mr. Egan joined ARRIS in 1973 and had been chairman of its board of directors since 1997. Mr. Egan was President of ARRIS from 1980 to 1997 and Chief Executive Officer of ARRIS and its predecessors from 1980 through 1999. On January 1, 2000, Mr. Egan stepped down from his role as Chief Executive Officer of ARRIS. He remained a full-time employee until his retirement in May 2002. Mr. Egan served on the board of directors of the National Cable Television Association, or NCTA, for 20 years, and has been actively involved in the Walter Kaitz Foundation, an association seeking to help the cable industry diversify its management workforce to include minorities, as well as the Society of Cable Television Engineers and Cable Labs, Inc. Mr. Egan currently serves on the advisory board of KB Partners, a Chicago based venture capital firm and on several boards in the technology start-up sector. Mr. Egan has a B.S. degree in Economics from Boston College.
Patrick Pichette Director since 2004 Age: 42
Mr. Pichette is Executive Vice-President at Bell Canada (BCE), and is currently leading the migration of BCE to an IP infrastructure. Mr. Pichette joined BCE in January 2001 as Executive Vice-President, Planning and Performance Management before being appointed Chief Financial Officer in 2002, a position he held until the end of 2003. Prior to joining BCE, Mr. Pichette was a Partner at McKinsey & Company's Montreal office, from June 1996 to December 2000, where he was a lead member of McKinsey's North American Telecom Practice. Previously, Mr. Pichette was Vice-President and Chief Financial Officer of Call-Net Enterprises from 1994 to 1996 and an Associate at McKinsey & Company in Toronto from 1989 to 1994. Mr. Pichette earned a B.A. in Business Administration from Université du Québec à Montréal and a M.A. in Philosophy, Politics and Economics from Oxford University where he attended as a Rhodes Scholar. Mr. Pichette is also a board member of Manitoba Telecom Services (Toronto—MBT.TO) and a number of non- governmental organizations including: Engineers Without Borders and The Trudeau Foundation.
Gary R. Donahee Director since February 2005 Age: 58
Mr. Donahee has over 30 years of experience in the telecommunications industry and spent 16 years in senior management positions around the world with Nortel Networks before retiring in 2003. He held the position of executive vice president and president of the Americas from 1999 to 2003. Prior to that he served in various roles, including senior vice president and president, Carrier Networks for Nortel for Europe, the Middle East and Africa, and in a similar capacity for the Caribbean and Latin America region. Mr. Donahee also served as senior vice president, corporate human resources for Nortel from 1989 to 1993 and was responsible for 60,000 employees in 42 countries. In addition to Nortel Networks, he held senior executive positions in human resources at Northern Telecom and Bell-Northern Research Corporation. Mr. Donahee holds a Bachelor of Education degree from the University of New Brunswick. He presently serves on the boards of Voice Mobility International (Toronto—VMY.TO), Voice Age Networks and Epygi as well as serving in an advisory board capacity with Anyware Group and Axiowave Networks Inc.

John W. Gibson Age: 47
Mr. Gibson has over 25 years of experience leading organizations in the worldwide energy industry. He joined Fox Paine & Company, LLC as its Executive Managing Director in April 2005. Prior to joining Fox Paine, Mr. Gibson served as President/CEO to Halliburton Energy Services Group from January 2003 to January 2005, and as its President from March 2002 to January 2003. Halliburton is the premier oilfield equipment and services company. Mr. Gibson managed all of Halliburton's energy related operations, which in 2004 generated nearly $8 billion in annual revenue and employed 37,000 people. While President of the company, Mr. Gibson substantially restructured Halliburton's worldwide operations driving a 98% improvement in the company's performance over a two year period, as operating income increased from $638 million in 2002 to $1,266 million in 2004. Prior to serving as its President, Mr. Gibson was Chief Executive of Halliburton's Landmark Graphics Corporation from 1994 to 2002. By thoughtfully executing an aggressive growth strategy and carefully integrating multiple corporate and product line acquisitions, Mr. Gibson established Landmark Graphics as the clear global leader in providing geoscience software tools and enterprise solutions to the energy industry. Mr. Gibson earned a B.S. in Geology from the Auburn University and a M.S. in Geology from the University of Houston.

Executive Officers

        The table below sets forth certain information about those persons currently serving as the Company's executive officers. Biographical information on Liane J. Pelletier, the Company's Chair, Chief Executive Officer and President, is included above in the section "Identification of Directors."

Name and Title	Business Experience of Executive Officer
Kenneth L. Sprain Senior Vice President, Network and Information Technology Age: 60	Mr. Sprain serves as Senior Vice President, Network and Information Technology and is responsible for network operations and information technology for all of our business units. Mr. Sprain provides the Company with over 35 years of telecommunications experience. Mr. Sprain joined the Company in 2003 after being a consultant to the Company for two years. From 1997 to 2002, Mr. Sprain was the Vice President of Operations Planning and Vice President of the Midwest Region for CenturyTel, where he was responsible for operations, assignments and planning.
David C. Eisenberg Senior Vice President, Corporate Strategy and Development Age: 45
Mr. Eisenberg has served as Senior Vice President, Corporate Strategy and Development, since October 31, 2003. From 2000 until joining ACS, Mr. Eisenberg served as Vice President—Corporate Strategy for Sprint Corporation where he was responsible for helping shape that corporation's strategic direction. From 1996 to 2000, Mr. Eisenberg was Sprint's Director of Strategic Policy Development. In this role he directed analysis of Sprint and competitors strategic positions that emerged from changes to regulatory, political, and economic frameworks. In his 21 year career with Sprint and Centel, Mr. Eisenberg held numerous management positions within the Local Telecommunications Division and on Sprint's corporate staff. These included roles in sales and marketing, finance, and regulatory and strategic planning. Mr. Eisenberg earned his bachelor's degree in mathematics at Northwestern University and his master's degree in business at Keller Graduate School of Management.

Sheldon A.Fisher Senior Vice President, Sales and Product Marketing Age: 43
Mr. Fisher has served as Senior Vice President, Sales and Product Marketing since February 23, 2004. Prior to this appointment, Mr. Fisher served as Vice President, Wireless Broadband at Sprint Corporation where he was the general manager of Sprint's wireless broadband business since April 2002, with broad operational and product development responsibilities. Mr. Fisher started with Sprint Corporation in January 1999 as Senior Attorney-Mergers and Acquisitions. In September 1999, he became Senior Director,-Business Development. In September 2000, Mr. Fisher became Assistant Vice President, Architecture and Technology responsible for Sprint's wireless broadband advanced technology group. In September 2001, Mr. Fisher became Assistant Vice President, Network Operations and Technology responsible for management of Sprint's wireless broadband network operations. Prior to joining Sprint, Mr. Fisher worked for Hughes Electronics from 1995 to 1999 and was an attorney at Latham & Watkins LLP from 1990 to 1994. Mr. Fisher holds a J.D. from Yale Law School and a B.A. in economics from Brigham Young University.
David Wilson Senior Vice President and Chief Financial Officer Age: 37
Mr. Wilson has served as Senior Vice President and Chief Financial Officer since March 1, 2004. Prior to joining the Company, Mr. Wilson was Chief Financial Officer of Triumph Communications, a subsidiary of Hughes Electronics from May 2003 through November 2003. Prior to that, Mr. Wilson was at DIRECTV Broadband (formerly Telocity Inc.) where he was appointed Chief Financial Officer in April 2001, after serving as Vice President of Finance and Chief Accounting Officer since February 2000. At Telocity, he helped lead the company through its initial public offering and eventual sale to Hughes Electronics. Mr. Wilson also worked in public accounting at PricewaterhouseCoopers in both international and domestic offices from 1990 to 2000, where he managed a portfolio of high profile publicly traded network and communications audit clients in San Jose, California. Mr. Wilson is a Chartered Accountant, and holds a Bachelor of Commerce, from the University of Birmingham, UK.
Leonard A. Steinberg Vice President, General Counsel and Corporate Secretary Age: 51
Mr. Steinberg currently serves as Vice President, General Counsel and Corporate Secretary, a position he has held since January 2001. Mr. Steinberg left private practice in June 2000 to join the Company as a Senior Attorney in the Corporate Legal Department. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative matters to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a Partner in the firm of Hoise, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm's Anchorage office from 1996-1998, and in the firm's San Francisco office from 1988-1996, where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a Master's in Public Administration from Harvard University's Kennedy School of Government, a Master's of Business Administration from University of California Berkeley's Haas School of Business and a J.D. from the University of California's Hastings College of Law.

Elizabeth A. Pierce Vice President of Human Resources and Facilities Services Age: 42
Ms. Pierce serves as Vice President of Human Resources and Facilities Services for Alaska Communications Systems Holdings, Inc. In this role she is responsible for overseeing all aspects of human resources management including labor relations, organizational development, compensation and benefits management, and safety and risk management. Ms. Pierce also manages all aspects of property management and associated maintenance programs. Ms. Pierce has over 19 years of relevant experience and joined ACS in 2001 as Manager of Employee Relations. In 2002 she was promoted to Director of Human Resources and in 2003 to Vice President of Human Resources and Facilities Services. For the year prior to joining ACS, she served as Manager, Human Resources for the Alaska Radar System (ARS) project while working for defense contractor ATCO Frontec. Ms. Pierce was employed with ATCO Frontec for over 10 years in a variety of technical and management roles in Human Resources and Operations. Ms. Pierce is a graduate of the Program in Advanced Human Resources Management from the University of Toronto and holds a Senior Professional in Human Resources Certification from the Society for Human Resources Management. Ms. Pierce is an electronics technologist and holds a journeyman certification in power generating systems.

Certain Relationships and Related Transactions

        Fox Paine & Company, our largest stockholder, received an annual management fee in the amount of 1% of our net income before interest expense, interest income, income taxes, depreciation and amortization, and equity in earnings (loss) of investments, calculated without regard to the fee pursuant to an agreement dated May 14, 1999. The management fee expense for 2004, 2003 and 2002 was $942,810, $930,416 and $1,316,000 respectively. The management fee payable at December 31, 2004 and 2003 was $945,539 and $950,002 respectively. The annual management fee obligation to Fox Paine was terminated effective for periods beginning after December 31, 2004 as partial consideration for a $2.7 million transaction fee paid to Fox Paine in February 2005 in connection with assistance rendered in structuring a stock offering and refinancing transaction which we completed during the first quarter of 2005. Our Board of Directors approved the transaction fee agreement terms.

        Our Board of Directors approved the payment to Fox Paine & Company of a fee equal to 1% of the gross proceeds generated from the sale of the our Directories Business upon closing such sale, plus expenses in connection with such transaction, including the reimbursement by us of the $250,000 consulting fee and transaction bonus paid to an officer under the agreement described below. We paid Fox Paine & Company a fee of $2.1 million on May 8, 2003.

        Fox Paine & Company entered into a consulting agreement with one of our officers for services rendered for our benefit related to the sale of our Directories Business. Under this agreement, the officer was paid a lump sum consulting fee and transaction bonus of $250,000 in May 2003. As described above, Fox Paine & Company was reimbursed for this expense.

        In August 2003, our board of directors also approved the payment of a fee equal to 1% of the gross proceeds generated from the refinancing of our debt. We paid Fox Paine & Company $3.8 million on August 28, 2003.

        On September 19, 2003, Fox Paine entered into a consulting agreement with one of our retiring officers. The consulting term began on January 1, 2004, continued for one year, and was terminated on December 31, 2004. During the consulting term, the retired officer advised Fox Paine on and evaluated potential opportunities in the telecommunications industry, and Fox Paine paid the former officer a monthly fee of $20,000 for those services.

        Two of our current Directors, Messrs. Saul A. Fox and W. Dexter Paine, III are co-founders of Fox Paine and currently serve as Fox Paine's Chief Executive Officer and President. A third director, Mr. Wray T. Thorn, is a former director of Fox Paine.

        Liane J. Pelletier, Our Chair, Chief Executive Officer and President, serves on the board of directors of WJ Communications, Inc. (Nasdaq—WJCI) as does Director W. Dexter Paine, III, who is the chairman of WJ's board and co-founder of Fox Paine. WJ Communications, Inc. common stock is 41.7% beneficially owned by Fox Paine as of March 31, 2005. Fox Paine beneficially owns 47.19% of the Company's common stock as of June 20, 2005.

        On April 17, 2001, we issued an interest bearing note receivable to one of our former officers totaling $328,000. The note bore interest at the Mid-Term Applicable Federal Rate and was due on April 15, 2005. The note was secured by a pledge of 100,000 shares of our common stock held in the officer's name. In accordance with an addendum to the officer's employment agreement dated May 3, 2001, the loan was to be forgiven ratably over a three year period ending April 16, 2004. Accordingly, $114,000 was forgiven on April 16, 2002 and recognized as compensation expense. Upon the closing of the sale of the our Directories Business on May 8, 2003 for which the officer received a fee of $840,000, he waived certain rights under his employment agreement, including the forgiveness terms of this indebtedness that would have occurred during 2003 and 2004. On May 8, 2003, the officer paid off the note balance of $238,000, including accrued interest.

        During 2003, we spun off our Directory Business to ACS Media LLC and subsequently sold 99.9% of our interest in ACS Media LLC to the public through a Canadian income fund. As part of that transaction, we entered into several long-term contracts with ACS Media LLC, including a 50-year publishing agreement, a 50-year license agreement, a 45-year non-compete agreement, and a 10-year billing and collection agreement. At December 31, 2004, and 2003, respectively, we had recorded in accounts payable—affiliates $3.0 million and $2.9 million due to ACS Media LLC under these contracts, primarily under the billing and collection agreement. We have a right to minority representation of one manager of the permitted nine managers of ACS Media LLC so long as its contracts with ACS Media LLC are in effect. Currently, Leonard A. Steinberg, one of our officers, is a manager of ACS Media LLC.

        On September 14, 2003, we entered into an agreement with a retiring officer to reacquire approximately 267,000 shares of our stock owned by the officer in January 2004 at a purchase price per share equal to the highest average closing price of a share of our stock during any 5-consecutive day trading period in January 2004. The officer delivered the shares to us in 2004, and we made repurchase payments totaling $1,262,000 to the officer in four equal quarterly installments during 2004.

        On May 14, 1999, we entered into a stockholders' agreement with Fox Paine Capital Fund, investors affiliated with Fox Paine Capital Fund and several non-fund investors, including co-investors and some of our former officers. Under the stockholders' agreement, subject to limited exceptions, Fox Paine Capital Fund and its affiliates, as a group, may make up to six demands for registration under the Securities Act of their shares of common stock, and we are obligated to bear the fees and expenses of such registration and offering other than underwriting discounts. In December 2004, we registered with the SEC 19,598,879 shares beneficially owned by Fox Paine or its affiliates on a shelf registration statement on Form S-3 under the auspices of the stockholders' agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require executive officers, Directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4, and 5) with the SEC and any stock exchange or trading system on which our securities are listed, which is currently Nasdaq. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2004, except for the following:

  •
  W. Dexter Paine, III, a director, did not file timely two Form 4s related to 1,475 and 2,110 derivative share equivalents of deferred common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on June 30, 2004 and September 30, 2004, respectively. The Form 4s were filed late on July 19, 2004 and October 8, 2004, respectively.

  •
  Saul A. Fox, a director, did not file timely two Form 4s related to 1,230 and 1,339 derivative share equivalents of deferred common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on June 30, 2004 and September 30, 2004, respectively. The Form 4s were filed late on April 20, 2005.

  •
  John M. Egan, a director, did not file timely one Form 4 related to 988 direct shares of common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2004. The Form 4 was filed late on October 8, 2004.

  •
  Patrick Pichette, a director, did not file timely one Form 4 related to 1,194 direct shares of common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2004. The Form 4 was filed late on October 8, 2004.

  •
  Byron I. Mallott, a director, did not file timely one Form 4 related to 1,150 direct shares of common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2004. The Form 4 was filed late on October 8, 2004.

  •
  Wray T. Thorn, a director, did not file timely one Form 4 related to 993 derivative share equivalents of deferred common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2004. The Form 4 was filed late on October 8, 2004.

  •
  Charles P. Sitkin, a director, did not file timely one Form 4 related to 1,016 derivative share equivalents of deferred common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2004. The Form 4 was filed late on October 8, 2004.

  •
  Kenneth L. Sprain, an officer, did not file timely one Form 4 related to an award on February 1, 2004 of 200,000 derivative share equivalents in the form of an option grant under the Alaska Communications Systems Group, Inc. 1999 Employee Stock Incentive Plan. The Form 4 was filed late on March 8, 2004.

  •
  Leonard A. Steinberg, an officer, did not file timely one Form 4 related to an award on February 1, 2004 of 5,000 derivative share equivalents in the form of an option grant under the Alaska Communications Systems Group, Inc. 1999 Employee Stock Incentive Plan. The Form 4 was filed late on March 8, 2004.

  •
  Elizabeth A. Pierce, who was designated a named officer in 2003, filed a Form 3 late on June 1, 2005. Ms. Pierce was granted 92,500 derivative share equivalents in the form of an option grant on February 1, 2004 and has acquired shares in our employee stock purchase plan. She also holds 7,500 derivative share equivalents in the form of an option grant prior to her being designated a named officer.

        After a thorough review of our practices for 2004, the Company determined a need for further education of directors and officers with regard to Section 16 filing obligations and has recently provided such education and revised its processes to achieve improved ownership reporting compliance in the future.

The Board of Directors and Committees of the Board

        Presently, there are ten members on the Board of Directors, nine of whom are neither our officers nor our employees. The Board may, at its discretion and within the bounds of the corporate by-laws, periodically increase or decrease the number of directors serving and has resolved to reduce the number of Directors serving to eight, commencing with the 2005 annual meeting. The Board of Directors has determined that six of the current ten Directors are independent, including Messrs. Mallott, Rogers, Sitkin, Egan, Pichette and Donahee. Of the eight nominees for Director to be voted on at the 2005 annual meeting, the Board has determined that five are independent, including Messrs. Mallott, Rogers, Egan, Pichette and Donahee. The Directors are elected to serve one year terms expiring at the next annual meeting. The Board of Directors met 12 times and the independent directors met separately at least twice in 2004. All directors are expected to attend each meeting of the Board and the committees on which he or she serves, and are also encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2004 Annual Meeting of Stockholders except for Mr. Fox. Each Director attended at least 75%

of the meetings of the Board held during 2004 for the period during which he or she was a Director except for Mr. Fox, who did not attend any of the meetings held.

        During 2004, the Board of Directors carried out all of its duties necessary for our operation. The Board of Directors has established four standing committees: (1) Executive, (2) Audit, (3) Compensation and Personnel and (4) Nominating and Corporate Governance. The membership and functions of the established standing committees are as follows:

Executive Committee

        The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board of Directors, other than those reserved to the Audit Committee, the Compensation and Personnel Committee and the Nominating and Corporate Governance or to the full Board of Directors, between meetings of the full Board of Directors. The Executive Committee presently consists of three Directors; Liane J. Pelletier (Chair), W. Dexter Paine, III, and Wray T. Thorn. None of the members of the Executive Committee are independent.

Audit Committee

        The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the Board's oversight of the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's registered independent public accounting firm. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and amended in June 2005, a copy of which is included as Appendix A to this Proxy Statement.

        The Audit Committee presently consists of three Directors none of whom are employees of the Company. The Directors serving as committee members are Patrick Pichette (Chair), Byron I. Mallott, and Charles P. Sitkin. The Audit Committee met seven times during 2004 and all of the members attended at least 75% of the meetings. The Board of Directors has determined that all of the members of the Committee are "independent" within the meaning of applicable Nasdaq Marketplace Rules. Our Board has also determined that Patrick Pichette is an audit committee financial expert as that term is defined under the Securities Exchange Act of 1934.

        The Report of the Audit Committee is included elsewhere in this proxy statement.

Compensation and Personnel Committee

        The purpose of the Compensation and Personnel Committee is to discharge the Board's responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluation of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the Company; (iii) oversight of succession planning for directors, executive officers and other management, as appropriate; and (iv) production of an annual executive compensation report to be included in the Company's proxy statement.

        The members of the Compensation and Personnel Committee presently are W. Dexter Paine, III (Chair), Brian D. Rogers, John M. Egan and Gary R. Donahee. Mr. Donahee did not join the Committee until 2005. During 2004, the Compensation and Personnel Committee of the Board of Directors held six meetings and all members then serving attended. The Board has determined that Messrs. Rogers, Egan and Donahee are "independent" within the meaning of the applicable Nasdaq Marketplace Rules. Prior to January 26, 2005, the Committee operated under a controlled corporation exception to the independence rules of the Nasdaq, permitting Mr. Paine to participate on the committee. On January 26, 2005, the Company issued additional common stock which diluted Fox Paine's beneficial ownership below the 50% threshold, thereby negating the controlled corporation exception to the independence rules. The Compensation and Personnel Committee has until January 26, 2006 to fully comply with the independence rules and expects to do so prior to that date. The Compensation and Personnel Committee met six times during 2004 and all members attended at least 75% of the meetings. The Compensation and Personnel Committee operates under a charter which the Board of Directors approved during June 2005 and which has been attached as Appendix B to this proxy statement.

        The report of the Compensation and Personnel Committee is included elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee assists the Board in discharging its duties for screening and proposing candidates to serve on the Board and all matters of corporate governance. The Nominating and Corporate Governance Committee operates under a charter which the Board of Directors approved during June 2005 and which has been attached as Appendix C to this proxy statement.

        For Director nominations, the Committee does not require director candidates to meet any particular set of minimum qualifications. The Committee reviews the suitability of each candidate in light of the Company's needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include: character and integrity; business judgment; management experience; knowledge of particular areas such as technology, finance, or marketing; strategic vision; and ties to the Company's various constituencies such as employees, customers, and vendors.

        Company shareholders may nominate candidates for director positions by submitting the candidate's name and qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The Committee applies the same criteria to its evaluation of stockholder-recommended candidates as it applies to other candidates. The Committee has no obligation to actually nominate stockholder-recommended candidates for election as a director.

        Presently, the members of the Nominating and Corporate Governance Committee are Byron I. Mallott (Chair), Wray T. Thorn, Brian D. Rogers and John M. Egan. The Board has determined that Messrs. Mallott, Rogers and Egan are "independent" within the meaning of the applicable Nasdaq Marketplace Rules and the nominations of directors are in full compliance with those rules. The committee held one meeting during 2004 and all members attended with the exception of Mr. Thorn.

Communicating with the Board of Directors

        Shareholders may communicate with any or all of the Company's directors via U. S. mail addressed to one or more directors, the board, or any committee of the board c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

Audit Fees

        The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the Company's registered independent public accounting firm. At a meeting of the Audit Committee held on April 27, 2004, the Committee unanimously approved the appointment of Deloitte & Touche LLP as the Company's registered independent public accounting firm for the year ending December 31, 2004. Deloitte & Touche LLP has examined the financial statements of the Company since 1999. The following summarizes the fees paid by us to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche) for services rendered during 2004 and 2003:

	2004	2003
Audit Fees	$572,715	$490,215
Audit Related Fees	332,098	320,131
Tax Fees	375,453	4,885
All Other Fees	—	207,661

Total	$1,280,266	$1,022,892

        Audit Fees—This category includes the audit of the Company's annual financial statements, a cost allocation manual audit and the reviews of the condensed financial statements included in the Company's quarterly reports on Form 10-Q.

        Audit-Related Fees—This category includes services associated with a registration statement on Form S-3 in 2004 and services related to SEC filings in connection with the Company's debt refinancing and correspondence with the SEC in relation to their review of the Company's annual report on Form 10-K and quarterly reports on Form 10-Q during 2003.

        Tax Fees—This category includes tax compliance, tax planning, and general tax advice. The $375,453 recorded in 2004 is associated with tax advice provided in connection with the Company's attempted issuance of Income Deposit Securities under a registration statement on Form S-1.

        All Other Fees—This category includes fees associated with a special forensic audit during 2003.

        The Audit Committee of the Board of Directors has considered whether Deloitte & Touche's provision of services other than services rendered in connection with the audit of our annual financial statements is compatible with maintaining Deloitte & Touche's independence. In January 2003, the Audit Committee implemented a process of pre-approval of engagements of Deloitte & Touche for services as required by the Sarbanes-Oxley Act of 2002 and related rules issued by the SEC. All services engaged after January 2003 by Deloitte & Touche were pre-approved by the Audit Committee.

        At its March 2005 meeting, the Audit Committee voted to dismiss Deloitte & Touche LLP as the Company's registered independent public accounting firm and appoint KPMG LLP. The decision to change auditors was not the result of any disagreement between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate shareholder questions if they desire to do so.

Report of the Audit Committee

        The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        During the period from April 28, 2004 through December 31, 2004, the Audit Committee consisted of three Directors each of whom, in the judgment of the Board, is an "independent director" within the meaning of the applicable Nasdaq Marketplace Rules. For the period from January 1, 2004 through April 27, 2004, the Audit Committee was comprised of four members, one of whom did not meet the independence standards of The Nasdaq Stock Market and who resigned from the Committee in order for it to remain in compliance with those requirements. The Board of Directors has determined that Patrick Pichette, Chair of the Audit Committee, qualifies as an "Audit Committee Financial Expert." The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

        The Audit Committee oversees the quality of Alaska Communications Systems Group, Inc.'s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company's independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States of America.

        In accordance with the law, the Audit Committee has the ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company's independent registered public accounting firm. At its March 2005 meeting, the Audit Committee dismissed Deloitte & Touche LLP as the Company's independent registered public accounting firm and appointed KPMG LLP. The decision to change auditors was not the result of any disagreement between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

        The Audit Committee has discussed and reviewed with its independent registered public accounting firm, Deloitte & Touche, LLP for the periods covered by this report, all matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has received from Deloitte & Touche LLP a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

        The Audit Committee has met with Deloitte & Touche LLP, with and without management present as deemed appropriate, to discuss the overall scope of Deloitte & Touche LLP's quarterly reviews and annual audit of the Company's financial statements, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and Deloitte & Touche, LLP the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company's quarterly and annual reports with the Securities and Exchange Commission.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2004.

        Submitted by members of the Audit Committee

  Patrick Pichette, Chair
  Byron I. Mallott
  Charles P. Sitkin

Security Ownership of Certain Beneficial Owners

        The following table provides information about beneficial owners of more than five percent of the Company's outstanding common stock as of June 20, 2005 based upon our records and filings with the SEC regarding each person known to us to be the beneficial owner of more than 5% of our common stock. As of June 20, 2005, there were 41,322,071 shares of our common stock outstanding.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Common stock	Fox Paine Capital, LLC c/o Fox Paine & Company, LLC 950 Tower Lane, Suite 501 Foster City, CA 94404	19,498,879	(1)	47.19%
Common stock	Fox Paine & Company, LLC 950 Tower Lane, Suite 501 Foster City, CA 94404	16,492,802	(1)	39.91%
Common stock	Fox Paine Capital Fund c/o Fox Paine & Company, LLC 950 Tower Lane, Suite 501 Foster City, CA 94404	16,251,658	(1)	39.33%

(1)
Fox Paine Capital, LLC is General Partner of Fox Paine Capital Fund L.P. and FPC Investors, L.P., and the Managing Member of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment IV, LLC, and ALEC Coinvestment Fund V, LLC and possesses voting and investment power over all shares held by each of these entities. Fox Paine Capital, LLC is not the record owner of any shares of our common stock. Fox Paine & Company, LLC is the manager of Fox Paine Capital Fund, L.P. and FPC Investors, L.P. Fox Paine & Company, LLC is not the record owner of any shares of our common stock.

Security Ownership of Management

        The following table sets forth the number of shares of the Company's common stock beneficially owned as of June 20, 2005 by:

  •
  each Director nominee;

  •
  each executive officer named in the Summary Compensation Table; and

  •
  all of the Directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

Title of class	Name of beneficial owner	Shares owned	Other beneficial ownership	Acquirable within 60 days	Total		Percent of class
Directors:
Common stock	Liane J. Pelletier	273,259	—	—	273,259		*
Common stock	W. Dexter Paine	—	19,598,879	28,240	19,627,119	(1)	47.47%
Common stock	Saul A. Fox	17,633	19,598,879	5,973	19,622,485	(1)	47.48%
Common stock	Wray T. Thorn	—	—	28,259	28,259		*
Common stock	Byron I. Mallott	15,527	—	—	15,527		*
Common stock	Brian D. Rogers	1,783	—	19,276	21,059		*
Common stock	Charles. P. Sitkin	—	—	4,325	4,325		*
Common stock	John M. Egan	33,928	—	—	33,928		*
Common stock	Patrick Pichette	3,296	—	533	3,829		*
Common stock	Gary R. Donahee	462	—	—	462		*
Non-Director Executive Officers:
Common stock	David Wilson	18,942	—	—	18,942		*
Common stock	David C. Eisenberg	12,152	—	—	12,152		*
Common stock	Sheldon A. Fisher	15,543	—	—	15,543		*
Common stock	Kenneth L. Sprain	16,833	—	—	16,833		*
Common stock	All directors and named executive officers as a group (14 persons)	409,358	19,598,879	86,606	20,094,843	(1)	48.53%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Messrs. Fox and Paine are members of Fox Paine Capital, LLC and share voting power of Fox Paine Capital, LLC. In addition, Messrs. Fox and Paine are the managing members of Bucks Capital, LLC. Bucks Capital, LLC is an investment vehicle created for the purposes of allowing selected members of Fox Paine & Company, LLC to invest primarily in selected portfolio companies in which investment funds managed by Fox Paine & Company, LLC invest. None of the shares shown as beneficially owned by Messrs. Fox and Paine are owned by record of these individuals. Messrs. Fox and Paine each disclaim beneficial ownership of the shares owned by Bucks Capital, LLC or the entities of which Fox Paine Capital, LLC is General Partner or Managing Member, except to the extent of their respective pecuniary interest therein.

Summary of Executive Compensation

        The table below sets forth a summary of the compensation we paid to our Chief Executive Officer and each of the four additional most highly compensated executive officers who served in such capacities as of December 31, 2004, 2003 and 2002, and one additional most highly compensated executive officer who served as an executive officer during 2003 but received his annual bonus for 2003 and certain other compensation during 2004.

Long Term Compensation
Annual Compensation
Securities Underlying Stock Options Shares(2)
Name and Principal Position	Fiscal Year	Salary	Bonus	Other(1)			All Other Compensation
Liane J. Pelletier Chair, Chief Executive Officer and President	2004 2003 2002	$519,232 96,154 —	$144,000 1,400,000 —	$	— — —	— 1,000,000 —	$13,836 58,124 —	(3)(5) (4)(5)
David W ilson Senior Vice President, Chief Financial Officer	2004 2003 2002	206,732 — —	120,000 — —		— — —	250,000 — —	29,947 — —	(3)(5)
David C. Eisenberg Senior Vice President, Corporate Strategy and Developments	2004 2003 2002	259,617 28,846 —	58,500 100,000 —		— — —	— 200,000 —	58,778 21,199 —	(3)(5) (5)
Sheldon A. Fisher Senior Vice President, Sales and Marketing	2004 2003 2002	211,540 — —	145,000 — —		— — —	200,000 — —	66,440 — —	(3)(5)
Kenneth L. Sprain Senior Vice President, Network & IT Operations	2004 2003 2002	196,924 107,308 —	56,000 — —		— — —	200,000 — —	10,400 32,793 —	(3) (3)(5)
Charles E. Robinson Former Chairman and Chief Executive Officer	2004 2003 2002	— 525,012 500,011	500,000 1,000,000 250,000		— 125,003 —	— — —	56,734 10,400 10,400	(5)(6) (3) (3)

(1)
Cash-out of accrued paid time off.

(2)
Options to purchase shares of common stock.

(3)
Annual contribution to the Alaska Electrical Pension Plan, a non-contributory, multi-employer defined contribution plan. Contributions in 2004 for Ms. Pelletier, and Messrs. Wilson, Eisenberg, and Fisher were $9,533, $5,200, $8,667, and $6,067, respectively. Contributions for Mr. Sprain were $10,400 and $867 for 2004 and 2003, respectively. Contributions for Mr. Robinson were $10,400 for 2003 and 2002.

(4)
On October 6, 2003, Ms. Pelletier was granted 200,000 shares of our common stock. The market price on that day was $4.50, representing a total value of $900,000. The shares are fully vested and only restricted by the restrictions under Rule 144 grants. Ms. Pelletier also received a cash bonus in 2003 of $500,000, which was intended to represent an estimated tax "gross-up" on the $900,000 restricted stock grant.

(5)
In 2004, relocation costs of $4,303, $24,747, $50,111, $60,374 and $56,734, were paid to Ms. Pelletier and Messrs. Wilson, Eisenberg, Fisher and Robinson, respectively. In 2003, relocation costs of $58,124, $21,699, and $31,926, were paid to Ms. Pelletier and Messrs. Eisenberg, and Sprain, respectively.

(6)
During 2004, Mr. Robinson received his 2003 minimum guaranteed bonus of $250,000 and an additional bonus of $250,000 related to the successful disentanglement from the State of Alaska contract.

Option Grants in Last Fiscal Year

        The table below sets forth information as of December 31, 2004 concerning the issuance of nonqualified stock options in 2004 to each of the named executive officers listed on the Summary Compensation Table above.

		Percentage of Total Stock Options Granted to Employees in Fiscal Year			Potential Realizable Values at Assumed Annual Rates of Stock Price Appreciation for Stock Option Term
	Number of Securities Underlying Options Granted(1)
Name			Exercise or Base Price	Expiration Date
					5%	10%
David Wilson	250,000	21.2%	$4.44	3/1/2014	$698,073	$1,769,054
Sheldon A. Fisher	200,000	17.0%	4.35	2/22/2014	547,138	1,386,556
Kenneth L. Sprain	200,000	17.0%	4.35	1/31/2014	547,138	1,386,556

(1)
Time vesting nonqualified options which vest on each anniversary of the grant date ratably over five years, or on a change of control, whichever is earlier.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The table below sets forth, on an aggregated basis, information regarding the exercise of options to purchase our common stock by each of the current named executive officers listed on the Summary Compensation Table, above, and the value on December 31, 2004 of all unexercised options held by such individuals.

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Liane J. Pelletier	—	$—	200,000	800,000	$826,000	$3,304,000
David Wilson	—	—	—	250,000	—	1,047,500
David C. Eisenberg	—	—	40,000	160,000	150,000	600,000
Sheldon A. Fisher	—	—	—	200,000	—	856,000
Kenneth L. Sprain	—	—	—	200,000	—	856,000

(1)
The fair market value of stock options as of December 31, 2004 was assumed to be $8.63 per share, based on the publicly traded value of the security underlying the stock options.

Pension Plans

        Eligible employees, including executive officers, participate in the Alaska Electrical Pension Plan, or the AEP Plan, a non-contributory, multi-employer defined contribution retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees' in accordance with schedules based on wage rates and job classifications. Participants receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee's behalf. Actuarially equivalent alternative forms of benefits are available at the participant's election. Participants are entitled to receive full benefits upon retirement at or after age 58 (increasing to age 60 on July 1, 2005) with at least five years of recognized service, at least one of which must be "future credited service" as defined in the AEP Plan document. Participants may elect to receive reduced benefits upon early retirement on or after age 48 (increasing to age 50 on July 1, 2005) and at least five years of recognized service, of which at least three years must be future credited service.

        Estimated annual benefits upon retirement at normal retirement age based on plan contributions through December 31, 2004 for each of the named executive officers is as follows:

Name	Normal Retirement Benefit
Liane J. Pelletier	$1,716
David W ils on	936
David C. Eisenberg	1,560
Sheldon A. Fisher	1,092
Kenneth L. Sprain	2,496

        None of the current named executive officers are vested in the plan as of December 31, 2004.

        We also maintain separate from the AEP Plan, the Alaska Communications Systems Retirement Plan and an executive post retirement health benefit plan, both of which are frozen in terms of benefits and participation. None of our current named officers participate in either of these plans.

Compensation of Directors

        Each non-employee director is paid an annual retainer fee of $30,000. Directors are required to receive not less than 50% of their annual retainer in the form of our common stock, and may elect to receive up to 100% of their annual retainer in the form of stock. A director may also choose to defer receipt of such stock. In addition, our directors are paid $1,500 for each board of directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee chair is paid $3,000 and the other committee members are paid $2,500 for each audit committee meeting attended in person. Directors are also paid $750 for each board of directors and/or committee meeting attended by phone. The stock based compensation component of directors' compensation is provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        We have entered into employment agreements with Ms. Pelletier, Mr. Eisenberg, Mr. Wilson, Mr. Fisher, Mr. Sprain and Mr. Steinberg. These arrangements are summarized below.

        Employment Agreement with Liane J. Pelletier.    We have entered into an employment agreement with Liane J. Pelletier, as of September 14, 2003, pursuant to which Ms. Pelletier serves as our President and Chief Executive Officer beginning on October 6, 2003. Ms. Pelletier was also elected to our board of directors as well as to the executive committee of the board beginning on October 6, 2003. Ms. Pelletier has served as the Chair of the board of directors since January 1, 2004. Her employment agreement expires on October 6, 2008.

        Ms. Pelletier receives an annual base salary of $500,000. Ms. Pelletier is also eligible to receive a target annual bonus of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual bonus plan, the actual bonus paid for any fiscal year, if earned, ranges from $200,000 to 200% of base salary based on the achievement of performance objectives determined by the Board (or a designated committee of the Board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier has the option to receive up to 50% of her annual bonus in our common stock based on the fair market value on the date of bonus determination. Ms. Pelletier also received a guaranteed bonus under her contract of $144,000 for 2003 which we paid in 2004. Ms. Pelletier's employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.

        As part of her employment agreement, Ms. Pelletier received a cash signing bonus of $500,000 and 200,000 shares of our common stock. We also reimbursed Ms. Pelletier $58,124 for all reasonable and documented relocation and moving expenses from Kansas City to the Anchorage area incurred in accordance with our executive relocation policy. In addition, we "grossed up" the reimbursement to Ms. Pelletier for her tax liability incurred with respect to such reimbursement of relocation expenses. Finally, we reimbursed Ms. Pelletier for temporary housing costs while she was establishing a permanent residence in Alaska.

        Under the agreement, Ms. Pelletier was granted an option to purchase 1,000,000 shares of our common stock, with an exercise price equal to the fair market value of the common stock on that date. The option has a term of 10 years, and vests 20% per year, or upon a change of control, whichever is earlier. If Ms. Pelletier should be terminated as a result of a Board determination of cause, or in the event of her death or disability, vesting would cease and the term of unvested options lapse. If none of these conditions exist in the event of termination, Ms. Pelletier would be entitled to receive the following severance benefits under the agreement:

  1.
  $1,000,000 if the termination had occurred on or before December 31, 2004;

  2.
  $750,000 if the termination occurs after December 31, 2004 and on or before December 31, 2005; or

  3.
  $500,000 if the termination occurs after December 31, 2005 and on or before October 6, 2008.

        The severance amount would be paid to Ms. Pelletier in periodic installments equal to the periodic base salary payments Ms. Pelletier was otherwise receiving from us prior to the termination until the full severance amount is paid. In addition, Ms. Pelletier would also

  •
  receive any unpaid bonus from the previously completed fiscal year, payable when bonuses are paid to our other senior executives for such fiscal year;

  •
  receive a pro rata bonus (of the amount actually earned) for the year of termination, payable when bonuses are paid to our other senior executives for such year;

  •
  become fully vested in the next 200,000 unvested option shares;

  •
  receive COBRA health insurance coverage reimbursed for herself and her eligible dependents for the 18 month period following such termination; and

  •
  be fully reimbursed (including any tax gross-up) for the costs of relocation back to the continental United States if such relocation takes place within 12 months of the date of termination.

        Ms. Pelletier's employment agreement makes all of these same severance benefits available to her if she terminates her employment because of a constructive termination as defined in the agreement.

        Employment Agreement with David C. Eisenberg.    We entered into an employment agreement with David C. Eisenberg, effective October 31, 2003, pursuant to which Mr. Eisenberg serves as Senior Vice President, Corporate Strategy and Development for us for a five year period, which will be extended automatically for successive additional one-year periods unless either we or Mr. Eisenberg gives no less than 90 days written notice of an intention not to extend the term. Mr. Eisenberg will receive an annual base salary of $250,000 during the first year of the employment period, subject to annual review in each year of the employment period thereafter. Mr. Eisenberg's annual base salary may be increased in years following the first year of employment but may not be decreased. In addition, Mr. Eisenberg will be eligible to receive an annual bonus equal to 100% of his annual base salary based on the attainment of appropriate business targets for each fiscal year, with appropriate adjustments in the event that the Company exceeds or does not attain the business targets. Mr. Eisenberg's employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.

        Mr. Eisenberg received a hiring bonus of $100,000. Mr. Eisenberg received an option to purchase 200,000 shares of our stock with an exercise price equal to the fair market value of our stock on the commencement date of his employment. The option has a term of 10 years, and vests 20% per year for the five-year period starting with the commencement of his employment with the Company, or upon a change in control, whichever is earlier. Except as provided below, vesting ceases and the term of unvested options lapse upon termination of employment for any reason.

        Under Mr. Eisenberg's employment agreement, if Mr. Eisenberg's employment were to be terminated by Mr. Eisenberg because of a constructive termination or following a change in control, or by the Company without cause, or if the Company decided at any time not to extend the term of his employment agreement, the Company would be obligated to pay Mr. Eisenberg a lump sum cash payment in an amount equal to the sum of:

  •
  Mr. Eisenberg's annual base salary, as then in effect, plus

  •
  Mr. Eisenberg's target annual bonus amount, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for 18 months.

        The Company would also be obligated to provide reimbursement for the cost of personal travel for Mr. Eisenberg, his spouse and dependent family members and transport of household belongings, to a maximum of $50,000, if Mr. Eisenberg or, in the event of his death, his spouse or dependent family members, elect to relocate to the continental United States within three months of such termination.

        Other Employment Agreements.    We entered into an employment agreement with Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary, effective May 3, 2001. Mr. Steinberg's employment agreement was subsequently amended on February 1, 2004. We entered into an employment agreement with Kenneth L. Sprain, Senior Vice President of Operations effective May 12, 2003, which was subsequently amended on February 1, 2004. We entered into an employment agreement with Sheldon A. Fisher, Senior Vice President, Sales and Product Marketing on January 23, 2004 and with David Wilson, Senior Vice President and Chief Financial Officer on February 18, 2004. The employment agreements for Messrs. Steinberg and Sprain are similar to Mr. Eisenberg's employment agreement, except that these agreements have two-year terms, do not provide for the grant of stock options, a hiring bonus or the post-termination relocation provision in Mr. Eisenberg's agreement. Under the respective agreements, both Mr. Sprain and Mr. Steinberg have an annual base salary of $200,000 with a target annual bonus of 100% of salary. The employment agreements for Messrs. Wilson and Fisher are also similar to Mr. Eisenberg's agreement. The respective agreements provide for an annual base salary of $250,000 for each of Messrs. Wilson and Fisher, target annual bonuses of 100% of base salary and the grant of 250,000 stock options for Mr. Wilson and 200,000 stock options for Mr. Fisher. Mr. Wilson received a $75,000 hiring bonus and Mr. Fisher received a $100,000 hiring bonus.

        Retirement Agreement with Charles E. Robinson.    Under the retirement agreement between Alaska Communications Systems Group, Inc. and Charles E. Robinson, dated as of September 14, 2003, Mr. Robinson retired as our President and Chief Executive Officer on October 6, 2003. Mr. Robinson remained on our board of directors as Chairman of the board of directors until December 31, 2003, at which time he ceased to be a member of our Board and the boards of any of our affiliates. Under the retirement agreement, Mr. Robinson received the following benefits:

  •
  Continued base salary through December 31, 2003;

  •
  A lump sum amount equal to $1,000,000 on October 6, 2003;

  •
  A 2003 annual bonus in the amount of $250,000, which was paid in 2004;

  •
  An additional bonus payment of $250,000 related to the successful disentanglement from the State of Alaska contract, which was paid in 2004;

  •
  Reimbursement for the cost of continuing health insurance coverage under COBRA for the 18 month period following October 6, 2003; and

  •
  Relocation benefits of $56,734 paid to him in 2004.

        In addition, we repurchased from Mr. Robinson 266,788 shares of our common stock held by him at a repurchase price per share equal to $4.73 for a total of $1,261,907. Mr. Robinson delivered the shares to us during 2004.

Compensation and Personnel Committee Interlocks and Insider Participation

        During 2004, the members of our Compensation and Personnel Committee were Mr. W. Dexter Paine, III, Mr. Brian D. Rogers and Mr. John M. Egan. Mr. Paine is the President of Fox Paine & Company, LLC. Fox Paine & Company, LLC received an annual management fee in the amount of 1% of the Company's net income before interest expense, income taxes and depreciation and amortization, calculated without regard to the fee. This fee for 2004, 2003 and 2002 was $983,368, $947,273, and $1,299,808, respectively, and was paid in cash during either March or April of the year following the year in which it was earned. Subsequent to December 31, 2004, our board of directors also approved the payment of a $2.7 million fee to Fox Paine in connection with assistance rendered in structuring a stock offering and refinancing transaction for us and for the termination of our management fee agreement with them, which we paid to Fox Paine during the first quarter of 2005.

Report of Compensation and Personnel Committee on Executive Compensation

        The following report of the Compensation and Personnel Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The Compensation and Personnel Committee of the Board of Directors of the Company has furnished the following report on executive compensation. The Compensation and Personnel Committee is responsible for setting and administering compensation, including base salaries, annual incentives and restricted stock and stock option grants paid or awarded to our executive officers. The Compensation Committee also oversees and approves incentive plan design, costs and administration. During 2004, the directors serving on the Compensation and Personnel Committee were W. Dexter Paine, III (Chair), Brian D. Rogers and John M. Egan. (Mr. Gary R. Donahee became a member of the Committee in April 2005.) This report primarily discusses the Compensation Committee's activities and implementation of policies regarding compensation paid to our executive officers for 2004.

        Overview—The Compensation and Personnel Committee's executive compensation policy has the following objectives:

  •
  to align the interests of our executive officers and other key employees with those of our customers, stockholders, employees and our strategic objectives;

  •
  to link compensation of executive officers to the Company's financial performance and executive officers' individual performance;

  •
  to provide a compensation and benefits package designed to attract, motivate and retain executive officers of outstanding ability;

  •
  to establish base salaries and total cash compensation targets for each executive officer, considering industry-specific peers and relevant market data generally at or about the 50th percentile but not to exceed the 75th percentile; and

  •
  to offer significant levels of at-risk compensation in the form of performance-based incentives, restricted stock grants and stock options to correlate the long-term rewards our executive officers receive directly with the creation of stockholder value.

        Base Salaries—The Compensation and Personnel Committee reviews recommendations and sets the salary levels of executive officers annually. Salary levels are set based on a review of each executive officer's level of responsibility and individual performance during the prior year, and an assessment of external market comparisons and internal equity considerations. During the review for 2004, the Committee took into account how the Company's compensation compared to compensation paid by competing and peer companies, along with the Company's performance and available resources. At the Committee's request, our Human Resources Division evaluated the total compensation package of executive officers in relation to competitive pay levels utilizing data collected by external compensation specialists. Salary levels for the Company's executive officers were then established and approved using reference points derived from broad market indices and the telecommunications industry, and a specific peer company analysis.

        Annual Cash Incentives—All executive officers participated in the annual Executive Bonus Plan, or the Bonus Plan, during 2004. Awards under the Bonus Plan are earned based upon our EBITDA (earnings before taxes, interest, depreciation and amortization) performance. The Board of Directors set a target EBITDA for 2004 at which executive officers would receive 100% of their target bonus. (For 2005, the Committee has slightly modified the target to EBITDA less maintenance capital expenditures.) The Bonus Plan provides for modification of total dollars included in the bonus pool, up or down, based on our performance relative to target EBITDA and also modification of individual awards, up or down, based on an individual's performance in relation to established objectives. No bonus pool is established if our financial performance is less than 90% of our annual EBITDA target. The Compensation and Personnel Committee approved average executive bonus payments of 45 percent of base salary based on actual 2004 EBITDA performance.

        Long-Term Incentive Compensation (Stock Incentive Plans)—In 1999, we established the ALEC Holdings, Inc. 1999 Stock Incentive Plan and the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. In April 2002, we merged the ALEC Holdings, Inc. 1999 Stock Incentive Plan into the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, or the Incentive Plan. The Company's long-term performance incentive programs provide our executive officers with the opportunity to receive stock option or other stock-based awards. Award levels are based on position and attainment of performance-related goals. Executive officers who have received stock options may buy specified numbers of shares of common stock at the value of the stock at the time of the grant. Most options granted are eligible for graduated vesting over specified periods not to exceed five (5) years with any options not previously vesting become vested on the tenth anniversary of the grant date. Some outstanding options vest based on performance. Once vested, the executive officer generally may exercise vested shares anytime over the remaining life of the option.

        These programs are designed to promote our success and enhance our value by linking the interests of our executive officers to those of our stockholders and by providing participants with an incentive for outstanding performance. The Incentive Plan has up to 7,160,486 shares of the Company's common stock set aside for allocation among the key contributors, including executive officers, poised to significantly impact the business. The level of grants varies based on the individual's ability to impact long-term results. The Board of Directors has, from time to time, approved individual grants in recognition of promotions and for newly hired executive officers. As of December 31, 2004, a total of 2,184,454 options were outstanding from the Incentive Plan, of which 1,850,000 were held by executive officers named in the Summary Compensation Table.

        Separate from the Incentive Plan 1,000,000 stock options were also granted to Liane J. Pelletier, our current CEO, on October 6, 2003 as an inducement grant. The Company has registered these shares on Form S-8.

        Historically, the Company has used stock options for equity incentive awards to its employees, including executive officers. In recognition of recent changes to accounting rules related to stock options, the Committee commenced a study of possible changes to the Company's equity incentive awards. In April 2005, the Committee determined it could best achieve its goals, including promoting long-term employee stock ownership, enhancing employee retention, minimizing dilution, providing employees with rewards for the Company's success and linking employee pay to shareholder returns, by modifying its equity incentive awards from stock options to restricted stock grants. As a result, any equity incentive awards in 2005 and beyond are anticipated to be made using restricted stock grants. Such awards are permitted under the Company's existing Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan.

        Other Benefits—We also provide certain other benefits to our executive officers, including car allowances, defined benefit pensions, and the reimbursement of moving expenses. The defined benefit pensions include contributions to the International Brotherhood of Electrical Workers pension plan and the ACS Retirement Plan, which has been frozen as to new beneficiaries since 1999.

        Compensation Limitation—The Internal Revenue Code, Section 162(m) limits the tax deduction for compensation expense in excess of $1,000,000 a year for each of the five highest paid executive officers. Performance-based compensation, however, can be excluded from the determination of compensation expense if it meets certain requirements. The Compensation Committee's policy is to qualify executive officer compensation programs for the performance-based exclusion to the extent possible.

        We approved the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. This plan is in compliance with Section 162(m) of the Internal Revenue Code. Stock grants made pursuant to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan that is performance-based compensation, therefore, may be exempt as a compensation expense under Section 162(m), if so determined by the Compensation Committee. This outcome permits us the maximum tax benefit. Performance-based restricted stock awards have annual measures and goals that allow the awards to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards made under the Executive Bonus Plan also qualify as performance-based compensation.

        The Compensation and Personnel Committee believes it is appropriate to consider the tax implications of our compensation plans, but the Compensation and Personnel Committee does not believe it is necessarily in our or our stockholders' best interest for all plans to meet the requirements of Section 162(m) deductibility. Accordingly, the Compensation Committee anticipates that we may lose or defer deductions in future years with respect to vesting of the time-based restricted stock grants or other awards.

        Compensation of the Chief Executive Officer—The criteria, standards and methodology used by the Committee in reviewing and establishing the Chief Executive Officer's salary, bonus and other compensation are the same as those described above, with particular emphasis on peer group companies. Based on its review of data compiled by the Human Resources Division, with assistance by an outside consultant, the Board of Directors set Ms. Pelletier's base compensation for 2004 at an annual rate of $500,000. Ms. Pelletier is eligible to receive a target annual bonus of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual bonus plan, the actual bonus paid for any fiscal year will range from $200,000 to 200% of base salary based on the achievement of performance objectives determined by the Board (or a designated committee of the Board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier will have the option to receive up to 50% of her annual bonus in our stock based on the fair market value on the date of bonus determination. During 2004, Ms. Pelletier received a bonus of $144,000, related to 2003, all of which was received in cash. Ms. Pelletier's 2004 bonus was approved by the Committee in June 2005 in the amount of $250,000 for payment during 2005.

        Summary—The Committee believes that the motivation of our executive officers to assure effective leadership of the business is critical to our success in a competitive marketplace. Effective incentives through compensation programs are essential ingredients contributing to our success. The Committee believes that our compensation programs are effective in motivating behaviors that will create stockholder value in the short and long term.

        Submitted by the members of the Compensation and Personnel Committee

  W. Dexter Paine, III, Chair
  Brian D. Rogers
  John M. Egan
  Gary R. Donahee

Performance Graph

        The following line graph compares the cumulative total stockholder return on our common stock from December 31, 1999 through December 31, 2004 with the cumulative total return of the Standard and Poor's Corporation Composite 500 Index, or the S&P 500, and the cumulative total return of a custom peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500 and peer group indices on January 1, 2000, and assumes that dividends, if any, were reinvested.

        The peer group index consists of the following companies:

• CenturyTel, Inc.	• North Pittsburgh Systems, Inc.
• Commonwealth Telephone Enterprises, Inc.	• Rural Cellular Corporation
• CT Communications, Inc.	• Shenandoah Telephone Company
• D&E Communications, Inc.	• Surewest Communications
• Dobson Communications Corporation	• Telephone and Data Systems, Inc.
• General Communication, Inc.	• Warwick Valley Telephone Company
• ITC Deltacom, Inc.

Alaska Communcations Systems Group, Inc.
Comparison of Cumulative Total Stockholder Returns

[PERFORMANCE CHART TO COME]

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Alaska Communications Systems Group, Inc.	$100.00	$58.58	$64.40	$14.87	$38.30	$69.74
S&P 500 Index	$100.00	$90.90	$80.10	$62.39	$80.29	$89.02
Peer Group Index	$100.00	$67.92	$63.65	$44.22	$55.97	$58.53

OTHER MATTERS

        We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

  Annual Report and Form 10-K

        We are mailing a copy of our 2004 Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2004 together with this proxy statement to stockholders of record as of June 20, 2005. Any stockholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

  Documents Incorporated by Reference

        Our Annual Report on Form 10-K for the year ended December 31, 2004 has been incorporated by reference in this proxy statement. A copy of our Annual Report on Form 10-K was mailed with this proxy statement and other annual meeting materials on or about July 1, 2005 to stockholders of record on June 20, 2005. Any stockholder who desires to receive additional copies of our Annual Report on Form 10-K may obtain up to three copies, without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.

By order of the Board of Directors,
/s/ LEONARD A. STEINBERG Leonard A. Steinberg Vice President, General Counsel and Corporate Secretary July 1, 2005

Appendix A

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER OF
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
And
ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.

Purpose

        The purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors (the "Board") of Alaska Communications Systems Group, Inc. (the "Company") in fulfilling the Board's oversight of the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's independent registered public accounting firm ("Independent Auditor").

        In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties are the responsibility of management and the Independent Auditor. Nothing contained in this charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Delaware General Corporation Law (the "DGCL"). Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the DGCL to rely, in discharging their oversight role, on the records of the Company and on other information (and, absent actual knowledge to the contrary, on the accuracy of such records and information) presented to the Committee, Board or Company by its officers or employees or by outside experts such as the Independent Auditor. It is acknowledged that all of the areas of oversight listed below may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and that the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

        Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term "review" to include a particular set of required procedures to be undertaken by Independent Auditors. The members of the Committee are not independent auditors, and the term "review" as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

  Membership

        The Committee shall consist of at least three members of the Board, all of whom shall be "independent directors" as defined in the rules of The Nasdaq Stock Market ("Nasdaq"). Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. Except as provided above, each Committee member shall satisfy the independence and experience requirements of The Nasdaq Stock Market, including any exceptions thereto. At least one member of the Committee shall be an "audit committee financial expert" within the definition adopted by the Securities and Exchange Commission (the "SEC"). In addition, each Committee member shall satisfy the independence requirements of the Nasdaq and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The members shall be appointed by action of the Board and shall serve at the discretion of the Board.

Committee Organization and Procedures

  1.
  The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

  2.
  The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

1

  3.
  The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

  4.
  The Committee may include in its meetings members of the Company's financial management, representatives of the Independent Auditor, the senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the Independent Auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may also meet privately with management, as it deems appropriate.

  5.
  The Committee may, in its discretion, retain outside legal counsel, experts or advisors (accounting, financial or otherwise) if it determines that such counsel is necessary or appropriate under the circumstances. The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company's regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Independent Auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

  6.
  A majority vote of the members of the Committee shall be required for any action of the Committee.

Oversight

  Independent Auditor

  7.
  The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the Independent Auditor (including resolution of any disagreements between Company management and the Independent Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the Independent Auditor shall report directly to the Committee. The Committee shall be responsible for reviewing the appointment of the Independent Auditor and, where applicable, recommending that the Board replace the Independent Auditor and, if the Committee deems advisable, recommending to the Board that a proposal regarding the ratification of the appointment of the Independent Auditor be submitted for stockholder approval at any meeting of stockholders. The Committee shall be responsible for approving the fees to be paid to the Independent Auditor and any other terms of the engagement of the Independent Auditor.

  8.
  Before the Independent Auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company's engagement of the Independent Auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee's responsibilities under the Exchange Act to the Company's management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the Independent Auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

  9.
  The Committee shall receive from the Independent Auditor, at least annually, a written statement delineating all relationships between the Independent Auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the Independent Auditor regarding any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the Independent Auditor. If the Committee determines that

2

    further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the Independent Auditor's independence. The Committee shall confirm with the Independent Auditor that the Independent Auditor is in compliance with the partner rotation requirements established by the SEC. The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms. The Committee shall, if applicable, consider whether the Independent Auditor's provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the Independent Auditor.

  Annual Audit

  10.
  The Committee shall meet with the Independent Auditor and management (and to the extent applicable, the internal auditor) in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

  11.
  The Committee shall meet with the Independent Auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the Independent Auditor (a) any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities of which the Committee is made aware that do not appear on the financial statements of the Company and that may have a material current or future effect on the Company's financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses, (b) any matters within the scope of the pending audit that have not yet been completed, and (c) any other issues, analyses or initiatives the Committee deems appropriate for discussion.

  12.
  The Committee shall review and discuss the annual audited financial statements with management and the Independent Auditor, including matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the annual audit.

  13.
  The Committee shall, based on the review and discussions in paragraphs 9 and 10 above, and based on the disclosures received from the Independent Auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 7 above, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Quarterly Review

  14.
  The Independent Auditor shall review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission and in accordance with Statement on Auditing Standards 71, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the Independent Auditor the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

  Separate Discussions with the Independent Auditor

  15.
  The Committee shall discuss with the Independent Auditor and the senior internal audit manager, at least annually, (A) any problems or difficulties the Independent Auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management's responses to such matters, (B) the adequacy and effectiveness of the accounting and financial controls of the Company (and consider any recommendations for improvement of such internal control procedures), (C) any material written communications between the Independent Auditor and management of the Company, such as management letters, management representation letters, reports on observations and recommendations on internal controls, Independent Auditor's engagement letters, Independent Auditor's independence letters, schedules

3

    of unadjusted audit differences, listings of adjustments and reclassifications not recorded, or any other significant matters brought to the attention of the Committee by the Independent Auditor as a result of its annual audit, (D) the accounting policies and practices to be used that the Independent Auditor identifies as critical, and (E) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the Independent Auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditor.

  16.
  The Committee shall, based on the review and discussions with the Independent Auditor and the disclosures received from the Independent Auditor regarding its independence and disclosed relationships (including but not limited to the requirements of Independence Standards Board Standard 1 and the Statement on Auditing Standards No. 61, "Communication with Audit Committees"), determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  17.
  The Committee shall obtain from the Independent Auditor assurances that Section 10A(b) of the Exchange Act of 1934, as amended, has not been implicated, including assurances that the Independent Auditor has not detected or otherwise become aware of information indicating that an illegal act has or may have occurred.

  Internal Audit

  18.
  The hiring, evaluating, funding and replacing of any senior internal audit manager shall be discussed with the Committee, or with the Chair of the Committee, as periodically warranted.

  19.
  Any senior internal audit manager shall furnish to the Committee a copy of any audit report prepared by the internal auditors.

  20.
  The Committee shall discuss with any senior internal audit manager the activities and organizational structure of the Company's internal audit function, the qualifications of the primary personnel performing such function, and any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager

  Miscellaneous

  21.
  The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

  22.
  The Committee shall review legal and regulatory matters that may have a material impact on the financial statements and related compliance policies and programs no less than twice annually.

  23.
  The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

  24.
  The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

  25.
  The Committee shall monitor and evaluate the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk management procedures required thereby.

  26.
  The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

4

  27.
  The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company's annual proxy statements.

  28.
  The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions, recommendations, and any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's Independent Auditor, the performance of the Company's internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

5

Appendix B

COMPENSATION AND PERSONNEL COMMITTEE CHARTER OF
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
And
ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.

I.     Purpose

        The Compensation and Personnel Committee (the "Committee") of the Board of Directors (the "Board") of Alaska Communications Systems Group, Inc. (the "Company"), on behalf of the Board, shall discharge the Board's responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluation of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the Company; (iii) oversight of succession planning for directors, executive officers and other management, as appropriate; and (iv) production of an annual executive compensation report to be included in the Company's proxy statement.

II.    Composition

        The Committee shall consist of at least three directors, all of whom shall be "independent" in accordance with all applicable law and regulation, including the independence requirements of the federal securities laws, the Nasdaq Stock Market and the Internal Revenue Code. The members of the Committee shall by appointed by the Board in accordance with the Company's bylaws and shall serve at the discretion of the Board for such term as the Board may decide or until any such Committee member is no longer a member of the Board. The Board shall appoint one of the members of the Committee to serve as the Chair of the Committee. The Committee may form and delegate authority to sub-committees as appropriate to administer the Company's compensation and benefit programs. In its appointments to the Committee, the Board may give preference to directors with specific knowledge of executive compensation principles and/or experience in developing executive compensation plans.

III.  Meetings

        The Chair of the Committee shall preside at each meeting and, in consultation with the other members of the Committee and the Company's management, shall establish the agenda for each meeting. The Committee shall meet at least once a year or more frequently as necessary to carry out its responsibilities under this Charter.

IV.    Authority and Responsibilities

        The Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

  1.
  determine and approve the terms and conditions of any executive employment agreement, including, but not limited to, cash and equity compensation, benefits and severance payments;

  2.
  oversee, in conjunction with the Board and Company management, as appropriate, the administration of the compensation and benefit programs of the Company previously approved by the shareholders or the Committee;

  3.
  approve annual goals and objectives for the Company's Chief Executive Officer (the "CEO") and evaluate performance of such goals and objectives in consultation with the Board; approve payment of annual cash incentives and grants or vesting of equity compensation to the CEO in consultation with the Board;

  4.
  review, at least biennially, the Company's cash and equity compensation and benefits programs and levels of executive compensation relative to market and industry benchmarks;

  5.
  work with Company management to develop and implement succession plans for executive officers and other key positions in the Company in consultation with the Board;

1

  6.
  conduct a self-evaluation of its performance and submit a formal report to the Board and provide such other reports as may be requested by the Board or as are required to ensure that the Board remains fully informed of any changes to the Company's compensation or personnel practices;

  7.
  review this Charter annually to determine its adequacy and recommend any changes to the Board for approval; and

  8.
  perform any other activities consistent with this Charter and the Company's bylaws as the Committee or the Board deem appropriate.

V.     Resources

        In connection with carrying out its duties and responsibilities under this Charter the Committee shall have the authority to retain and terminate a compensation consultant to assist in the evaluation of director, CEO or senior executive compensation and shall have the authority to obtain advice or assistance from internal or external legal, accounting or other advisors, as appropriate. In its sole discretion, the Committee shall have the authority to authorize such consultant's or advisors' fees and terms of engagement or retention.

2

Appendix C

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER OF
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
And
ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.

I.     Purpose

        The primary objectives of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of Alaska Communications Systems Group, Inc. (the "Company") are to:

  A.
  identify individuals qualified to become Board members and provide recommendations to the Board for the director nominees for the next annual meeting of shareholders;

  B.
  draft corporate governance principles and guidelines and review and revise such principles and guidelines as appropriate on an annual basis;

  C.
  guide the Board in its annual review of the performance of the Board and Board Committees; and

  D.
  recommend to the Board the structure of and director nominees for each Board committee.

II.    Membership and Procedures

  A.
  Membership and Appointment. The Committee shall consist of at least three members of the Board. The Board shall appoint each member.

  B.
  Removal. Any member of the Committee may be removed from membership on the Committee with or without cause by the affirmative vote of a majority of the Board. Any Committee member may resign by giving oral or written notice to the Chair of the Board or the Chair of the Committee (the "Chair"). Such resignation shall be effective at the time such notice is given (unless the notice specifies a later date for the effectiveness of such resignation). If the resignation is effective at a future time, the Board may elect a successor to fill the vacancy on the Committee when the resignation becomes effective.

  C.
  Chair. The Chair of the Committee shall be designated by the Board. In the absence of such designation, the members of the Committee may select the Chair by majority vote of the full membership of the Committee. The Chair shall serve as the moderator for each meeting.

  D.
  Independence. Each member shall be independent within the meaning of the definitions of independence promulgated by the Securities and Exchange Commission, the Nasdaq Stock Market or any other applicable regulatory agency, as determined by the Board.

  E.
  Delegation. The Committee may, by majority vote of the full membership of the Committee, delegate authority to individuals or subcommittees. Each subcommittee shall keep regular minutes of its meetings and activities and shall report to the Committee or the Board periodically or whenever requested to do so by the Chair of the Committee or the Chair of the Board.

  F.
  Authority to Retain Advisors. In the course of its duties, the Committee is authorized to retain outside consultants, legal counsel or other experts as the Committee deems advisable, and shall receive funding from the Company to pay for the fees of such advisors. The Committee has sole authority to engage and terminate such advisors and to approve such advisors' fees and terms of engagement.

  G.
  Evaluation. The Committee shall undertake an annual evaluation assessing its performance with respect to its purpose and duties as set forth in this charter and shall report the results of such evaluation to the Board during the second quarter of every year. In addition, the Committee shall lead the full Board in an annual self-evaluation process, including the self-evaluation of each Board committee, and shall report its conclusions and recommendations to the board during the second quarter of every year.

1

III.  Meetings

        The Committee shall convene at least three times each year. A majority of the Committee members shall be present in person or by telephone to constitute a quorum for the transaction of the Committee's business. The Committee shall report regularly to the full Board with respect to its activities.

IV.    Responsibilities and Duties

        The Committee shall be responsible for screening and proposing candidates to serve on the Board and all matters of corporate governance. The responsibilities and duties set forth below are meant to serve as a general outline. It is understood that the Committee may deviate from this list as necessary or appropriate given the circumstances.

        To fulfill its responsibilities, the Committee shall:

  A.
  From time to time, conduct studies of the size and composition of the Board and its Committees and review with the Board the criteria for Board membership.

  B.
  Review the qualifications of all individuals being considered for membership on the Board, including directors recommended by shareholders for election to the Board. Annually, review the director criteria established by the Board and, if appropriate, recommend modifications.

  C.
  Prior to each annual meeting of stockholders, make recommendations to the Board as to which director candidates should be nominees of the Board for whom the Board will solicit proxies and in the interim between annual meetings, recommend to the Board candidates to be elected to the Board.

  D.
  Review and recommend changes to management's new director orientation materials. Review and, if appropriate, recommend modifications to the Board policy concerning continuing education for directors.

  E.
  Report to the Board annually as to the independence of each director in accordance with Section II, Part E of this Charter.

  F.
  Consult with the Chair of the Board and the Chief Executive Officer and formally review each director's continuation on the Board every five years.

  G.
  Recommend to the Board the membership of each standing committee, including the Chair of each standing committee and an individual to serve as lead director, after consulting with the Chair of the Board and the Chief Executive Officer and taking into consideration the preferences of individual directors.

  H.
  Monitor compliance with the Company's corporate governance principles guidelines and periodically review and recommend to the Board revisions, as appropriate, to the corporate governance principles guidelines.

  I.
  Review and, if appropriate, recommend modifications to the Board concerning the process and standards for Board and Committee self-evaluation, including without limitation the timing of such evaluations and Committee's report to the full Board.

  J.
  Review and make recommendations to the full Board regarding shareholder proposals pertaining to Board governance and directors.

  K.
  Review and, if appropriate, recommend modifications to the Board's standards and policies for directors and management serving on boards other than those related to the Company. Review and recommend to the full Board any requests for exceptions to the Board standards and policies.

  L.
  Review and, if appropriate, recommend action to the full Board concerning related party transactions and potential conflicts of interest with directors and members of the executive management team.

  M.
  Have and exercise such other powers, authority and responsibilities as may be determined by the Board.

2

PROXY

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

        The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated July 1, 2005 and holding common stock of Alaska Communications Systems Group, Inc. ("Company") of record determined as of June 20, 2005, hereby appoints Leonard A. Steinberg, Vice President, General Counsel and Secretary, on behalf of the Board of Directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting ("Annual Meeting") of stockholders, to be held on Monday, July 25, 2005, beginning at 11:00 a.m. local time, at the Company's offices at 600 Telephone Avenue, fourth floor conference room, Anchorage, Alaska and any adjournment or adjournments of the Annual Meeting. The undersigned further directs those holders of this Proxy to vote at the Annual Meeting, as specified in the Proxy, all of the shares of common stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/*\ FOLD AND DETACH HERE /*\

ANNUAL MEETING OF STOCKHOLDERS
OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

The 2004 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Tuesday, July 25, 2005, beginning at 11:00 a.m. local time, at the Company's fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 10:30 a.m.

Alaska Communications Systems Group, Inc
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: 907-297-3000
Fax: 907-297-3100

Directions to the Company's offices at 600 Telephone Avenue:

  •
  From the Airport, take International Airport Road East.

  •
  Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.

  •
  Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

  •
  Continue on Tudor approximately 1.2 miles and turn left onto Denali Street.

  •
  Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.

  •
  Alaska Communications Systems Group, Inc.'s building is on the right side at 600 Telephone Avenue, parking is located across the street.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.	Mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
	FOR	WITHHELD FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐	ITEM 2—	In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment, thereof, including matters incidental to the conduct of the meeting.
Nominees: 01 Liane J. Pelletier 02 W. Dexter Paine III 03 Byron I. Mallott 04 Brian D. Rogers 05 John M. Egan 06 Patrick Pichette 07 Gary R. Donahee 08 John W. Gibson	If any other business properly comes before the annual meeting, the Proxy will be voted at the discretion of your proxies.

The undersigned hereby ratifies and confirms all that the proxyholder or the holder's substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the Annual Meeting of any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.
Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)
				Dated:	, 2005
Signature
Signature if held jointly

Please date this Proxy, sign it above as your name (or names) appears and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.
Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
/*\ FOLD AND DETACH HERE /*\

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